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                                  EXHIBIT 99.3

                      [LETTERHEAD OF SALOMON SMITH BARNEY]




The Board of Directors
Storage Dimensions, Inc.
1656 McCarthy Boulevard
Milpitas, California  93035

Members of the Board:

        We hereby consent to the inclusion of our opinion letter to the Board of Directors of Storage Dimensions, Inc. ("Storage") as Annex C to the Joint Proxy Statement/Prospectus of Storage and Artecon, Inc. ("Artecon") relating to the proposed merger transaction involving Storage and Artecon and references thereto in such Joint Proxy Statement/Prospectus under the captions "SUMMARY-The Merger-Opinion of Financial Advisor to Storage Dimensions" and "THE MERGER-Opinion of Financial Advisor to Storage Dimensions." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


                                        SMITH BARNEY INC.
                                        SALOMON  BROTHERS INC



                                        By:
                                           SMITH BARNEY INC.


March 9, 1998